Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES
FIRST QUARTER 2023 REVENUE OF $146 MILLION AND EPS OF $0.05
AND PROVIDES SECOND QUARTER GUIDANCE

THE WOODLANDS, Texas, May 1, 2023 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced first-quarter 2023 financial results. Brady Murphy, TETRA President and Chief Executive Officer, stated, “First quarter results came in as expected representing a solid start to 2023 and setting the foundation for a very strong second quarter.”

First quarter 2023 revenue of $146 million increased 12% from the first quarter of 2022 but decreased 1% from the fourth quarter of 2022. Net income before discontinued operations was $6.0 million, inclusive of $2.0 million of non-recurring credits, net of charges, mainly from a favorable cash insurance settlement. This compares to net income before discontinued operations of $7.7 million, inclusive of $0.6 million of non-recurring credits, net of charges, in the first quarter of 2022 and to a net loss before discontinued operations of $1.8 million in the fourth quarter of 2022, inclusive of $4.3 million of non-recurring charges and expenses. Net income per share attributable to TETRA stockholders was $0.05 in the first quarter compared to net loss per share of $0.01 in the fourth quarter of 2022 and net income per share from continuing operations of $0.06 in the first quarter of 2022.

Adjusted EBITDA for the first quarter of 2023 was $20.6 million (14.1% of revenue) compared to $20.3 million (13.8% of revenue) in the fourth quarter of 2022, and up slightly compared to $20.5 million (15.7% of revenue) in the first quarter of 2022. The first quarter of 2023 included unrealized losses on investments of $504,000. Excluding these unrealized losses on investments, Adjusted EBITDA for the first quarter of 2023 was $21.1 million, the highest Adjusted EBITDA, excluding unrealized gains or losses on investments, since the first quarter of 2020.

Cash flow from operating activities was $9.0 million in the first quarter of 2023 compared to cash used in operating activities of $7.0 million in the fourth quarter of 2022 and compared to cash flow from operating activities of $5.9 million in the first quarter of 2022. Adjusted free cash flow from continuing operations was a use of $3.7 million after funding capital expenditures of $12.5 million, net of proceeds. The first quarter has traditionally used cash due to the timing of significant annual payments, including property taxes and employee incentive cash bonuses for the prior year. Inventory expanded in the first quarter in anticipation of the second quarter seasonal peak in the European industrial chemicals business. Working capital at the end of the first quarter was $109 million. Working capital is defined as current assets, excluding cash and restricted cash, less current liabilities.

Brady Murphy further stated, “In the first quarter, both segments increased Adjusted EBITDA and improved Adjusted EBITDA margins quarter-over-quarter offsetting higher corporate expenses from one-off increased legal and benefits costs. Water & Flowback Services Adjusted EBITDA margins improved 180 basis points from 14.9% in the fourth quarter of 2022 to 16.7% in the first quarter of 2023. Completion Fluids & Products revenue increased 4% sequentially and Adjusted EBITDA margins improved sequentially from 24.2% to 26.1%, primarily driven by our European industrial chemicals business where operations have nearly returned to the levels prior to the Russia and Ukraine conflict with stronger pricing in place. First quarter results also reflect a full quarter contribution from the fluids business acquisition late last year in the North Sea, which performed above expectations. In March 2023, we signed a purchase and sale agreement to expand our completion fluids operational capacity in Brazil. The acquisition is expected to close during the second quarter of 2023, subject to government approvals. This investment, in addition to the Gulf of Mexico and North Sea investments from the prior quarter, will complete our planned expansions in three of our key offshore markets in advance of what we believe to be an extended offshore upcycle.

“Completion Fluids & Products first-quarter 2023 revenue of $69 million increased 4% sequentially as a result of strong sales in the Middle East and a full quarter contribution from our North Sea business acquisition. Revenue decreased $4.2 million or 6% year-on-year. Adjusted EBITDA of $18 million increased $2.0 million sequentially with Adjusted EBITDA margins of 26.1% compared to 24.2% in the fourth quarter of 2022. The improvement in Adjusted EBITDA margin was largely attributed to improved pricing within the industrial chemicals business and favorable variances from high utilization in our manufacturing operations. Net income before taxes and discontinued operations for the quarter was $18.4 million (26.7% of revenue) compared to $10.5 million (15.8% of revenue) in the fourth quarter of 2022. The first quarter included $20,000 in net unrealized gains from investments compared to $499,000 in net unrealized losses from investments in the fourth quarter of 2022. Excluding unrealized gains and losses from investments for both periods, Adjusted EBITDA margins increased sequentially by 110 basis points.

“Water & Flowback Services first-quarter 2023 revenue of $77 million improved $20 million (or 36%) year-on-year driven primarily by a 40% growth in our domestic TETRA SandStormTM advanced cyclone technology business as well as from the investments in the Early Production Facilities (EPFs) in Argentina. Revenue decreased $4.1 million (or 5%) quarter-over-quarter due to the timing of customer completion schedules. Net income before taxes and discontinued operations was $6.4 million while Adjusted EBITDA of $12.9 million (16.7% of revenue) improved by $5 million or 57% year-on-year, and $0.8 million or 7% quarter-over-quarter. Water & Flowback Services Adjusted EBITDA margins of 16.7% improved 180 basis points. We remain focused on margin expansion, returns on capital and generating cash flow.

Second Quarter Guidance

“Heading into the second quarter, we are anticipating the highest Completion Fluids & Products revenue and Adjusted EBITDA quarter in over seven years, driven by improved offshore activity and supported by our recent acquisitions in key markets as well as the return of our strong European industrial chemicals business, which has built an inventory to address the upcoming peak season demand. The outlook for international and offshore markets activity growth remains very strong. We are currently executing a TETRA CS Neptune® fluids job in the North Sea with line of sight to additional TETRA CS Neptune® fluids opportunities. If multiple jobs materialize, it will be the first quarter since the introduction of TETRA CS Neptune® where we execute at least two jobs within the same quarter for different customers.

We also expect continued growth and margin expansion for our Water & Flowback Services segment as our expanded TETRA SandStormTM advanced cyclone technology fleet remains at high utilization with pricing continuing to improve. The third EPF in Argentina is expected to come online in the second quarter and we continue to drive operational efficiencies via automation in our water management business, all of which support our goal of achieving Adjusted EBITDA margins in the 18.5% to 20.5% range for the segment by the end of the year.

With this background, we expect second quarter revenue to be between $165 million and $175 million, net income before taxes and discontinued operations to be between $11.5 million and $13.5 million and Adjusted EBITDA to be between $27 million and $30 million, excluding any impacts from gains or losses on investments.

Target total-year 2023 capital expenditures are projected to be between $30 million to $35 million.

Low Carbon Initiatives Update

“We continue to make progress on our low carbon initiatives and are currently drilling our second test well in our estimated 5,000 acre section in Southwest Arkansas with the intent to improve the accuracy of our lithium and bromine resource estimates and progress from a preliminary economic assessment for bromine towards a feasibility study. We are also in the process of selecting an Engineering, Procurement and Construction (EPC) provider for a Front-End Engineering and Design (FEED) study for our lithium project, which has an estimated inferred resources of 234,000 tons of lithium carbonate equivalent. Our water desalination initiative also continues to progress as we are making some engineering enhancements to our proprietary pre-treatment process that feeds our exclusive desalination technology. We are targeting to complete a commercial plant design by the end of the year.”

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted income (loss) per share, Adjusted EBITDA, and Adjusted EBITDA Margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, adjusted income (loss), adjusted free cash flow, net debt and net leverage ratio. Please see Schedules E through J for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

First Quarter Results and Highlights

A summary of key financial metrics for the first quarter are as follows:

First Quarter 2023 Results
	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(in thousands, except per share amounts)
Revenue	$146,209	$147,448	$130,037
Net income (loss) attributable to TETRA stockholders	6,040	(1,904)	7,720
Income (loss) before discontinued operations	6,045	(1,829)	7,734
Adjusted EBITDA	20,587	20,341	20,477
GAAP net income (loss) attributable to TETRA stockholders	0.05	(0.01)	0.06
Adjusted income per share	0.03	0.02	0.06
GAAP net cash provided by (used in) operating activities	8,985	(6,991)	5,934
Adjusted free cash flow	$(3,716)	$(14,228)	$(2,903)

Free Cash Flow, Balance Sheet and Income Taxes

    Cash from operating activities was $9.0 million in the first quarter and adjusted free cash flow from continuing operations was a use of $3.7 million, including the impact of annual property taxes and incentive cash payments paid during the first quarter. Adjusted free cash flow from operating activities does not reflect the favorable impact of a $2.85 million cash settlement received in the first quarter on a claim from a prior year. Additionally, we increased inventory levels in Europe in preparation for the peak second quarter in our European industrial chemicals business. Liquidity at the end of the first quarter was $87 million, a slight improvement over the fourth quarter. Liquidity is defined as unrestricted cash plus availability under our revolving credit facilities. At the end of the first quarter, unrestricted cash was $17 million and availability under our credit agreements was $70 million. Long-term debt, with a September 2025 maturity, was $163 million, while net debt was $144 million. TETRA’s net leverage ratio was 2.0X at the end of the first quarter of 2023. In April 2023, TETRA received 400,000 shares of Standard Lithium Ltd (SLI), increasing our holding of SLI shares to 800,000. As of April 28, 2023, TETRA held $8.9 million in total marketable securities between its holdings in CSI Compressco and SLI.

Non-recurring Charges and Expenses

Non-recurring charges and expenses are reflected on Schedule E and include cash proceeds from a $2.85 million insurance settlement received during the first quarter that we did not reflect in adjusted free cash flow, $0.7 million of costs associated with our Arkansas brine resource project, $0.4 million of cumulative adjustments to long-term incentives, and favorable $0.3 million stock appreciation right credits. Unrealized losses on investments totaling $0.5 million are included in both our reported and adjusted earnings.

Conference Call

TETRA will host a conference call to discuss these results tomorrow, May 2, at 10:30 a.m. Eastern Time. The phone number for the call is 1-888-347-5303. The conference call will also be available by live audio webcast. A replay of the conference call will be available at 1-877-344-7529 conference number 8547466, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact

For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@tetratec.com or Rigo Gonzalez, Manager of Corporate Finance and Investor Relations, at (281) 364-2213 or via email at rgonzalez@tetratec.com.

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A:     Consolidated Income Statement
Schedule B:     Condensed Consolidated Balance Sheet
Schedule C:     Consolidated Statements of Cash Flows
Schedule D:     Statement Regarding Use of Non-GAAP Financial Measures
Schedule E:     Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations
Schedule F:     Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G:     Non-GAAP Reconciliation of Net Debt
Schedule H:     Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations
Schedule I:     Non-GAAP Reconciliation to Net Leverage Ratio
Schedule J:     Non-GAAP Reconciliation of Adjusted EBITDA - Second Quarter Guidance

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company operating on six continents with a focus on bromine-based completion fluids, calcium chloride, water management solutions, frac flowback, and production well testing services. Calcium chloride is used in the oil and gas, industrial, agricultural, road, food, and beverage markets. TETRA is evolving its business model by expanding into the low carbon energy markets with its chemistry expertise, key mineral acreage, and global infrastructure. Low carbon energy initiatives include commercialization of TETRA PureFlow®, an ultra-pure zinc bromide clear brine fluid for stationary batteries and energy storage; advancing an innovative carbon capture utilization and storage technology with CarbonFree to capture CO2 and mineralize emissions to make commercial, carbon-negative chemicals; and development of TETRA's lithium and bromine mineral acreage to meet the growing demand for oil and gas products and energy storage. Visit the Company's website at www.tetratec.com for more information.

Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning recovery of the oil and gas industry; customer delays for international completion fluids related to global shipping and logistics issues; potential revenue associated with prospective energy storage projects or our pending carbon capture partnership; inferred mineral resources of lithium and bromine, the potential extraction of lithium and bromine from the leased acreage, the economic viability thereof, the demand for such resources, and the timing and costs of such activities; the ability to obtain an indicated or measured resources report and initial economic assessment regarding our lithium and bromine acreage; projections or forecasts concerning the Company's business activities, financial guidance, profitability, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of inferred mineral resources, including bromine and lithium carbonate equivalent concentrations, it is uncertain if further exploration will ever result in the estimation of a higher category of mineral resource or a mineral reserve. Inferred mineral resources are considered to have the lowest level of geological confidence of all mineral resources. Investors are cautioned that mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and to whether they can be economically or legally commercialized. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally commercialized, or that it will ever be upgraded to a higher category. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to update or revise any forward-looking statements, except as may be required by law.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(in thousands, except per share amounts)
Revenues	$146,209	$147,448	$130,037

Cost of sales, services, and rentals	104,066	107,037	93,688
Depreciation, amortization, and accretion	8,670	8,758	7,679
Impairments and other charges	—	542	—
Insurance recoveries	(2,850)	—	(3,750)
Total cost of revenues	109,886	116,337	97,617
Gross profit	36,323	31,111	32,420

Exploration and appraisal costs	720	3,135	1,930
General and administrative expense	23,191	23,846	20,643
Interest expense, net	5,092	4,900	3,324
Other income, net	(214)	393	(2,411)
Income (loss) before taxes and discontinued operations	7,534	(1,163)	8,934
Provision for income taxes	1,489	666	1,200
Income before discontinued operations	6,045	(1,829)	7,734
Loss from discontinued operations, net of taxes	(12)	(75)	(15)
Net income (loss)	6,033	(1,904)	7,719
Less: loss attributable to noncontrolling interest	7	—	1
Net income (loss) attributable to TETRA stockholders	$6,040	$(1,904)	$7,720

Basic per share information:
Net income (loss) attributable to TETRA stockholders	$0.05	$(0.01)	$0.06
Weighted average shares outstanding	128,940	128,082	127,259

Diluted per share information:
Net income (loss) attributable to TETRA stockholders	$0.05	$(0.01)	$0.06
Weighted average shares outstanding	129,975	128,082	129,211

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	March 31, 2023	December 31, 2022
	(in thousands)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,683	$13,592
Trade accounts receivable	117,604	129,631
Inventories	83,941	72,113
Prepaid expenses and other current assets	18,587	23,112
Total current assets	236,815	238,448
Property, plant, and equipment, net	105,251	101,580
Other intangible assets, net	32,005	32,955
Operating lease right-of-use assets	33,973	33,818
Investments	13,902	14,286
Other assets	13,638	13,279
Total long-term assets	198,769	195,918
Total assets	$435,584	$434,366

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$49,334	$49,121
Current portion of long-term debt	2,162	3
Compensation and employee benefits	19,700	30,958
Operating lease liabilities, current portion	8,249	7,795
Accrued taxes	8,961	9,913
Accrued liabilities and other	22,127	25,557
Current liabilities associated with discontinued operations	914	920
Total current liabilities	111,447	124,267
Long-term debt, net	160,510	156,455
Operating lease liabilities	27,716	28,108
Asset retirement obligations	13,828	13,671
Deferred income taxes	2,059	2,038
Other liabilities	3,871	3,430
Total long-term liabilities	207,984	203,702
Commitments and contingencies
TETRA stockholders’ equity	117,387	107,625
Noncontrolling interests	(1,234)	(1,228)
Total equity	116,153	106,397
Total liabilities and equity	$435,584	$434,366

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(in thousands)
Operating activities:
Net income (loss)	$6,033	$(1,904)	$7,719
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	8,670	8,758	7,679
Impairment and other charges	—	542	—
Loss (gain) on investments	505	(339)	(1,100)
Equity-based compensation expense	1,276	3,519	1,104
Provision for (recovery of) credit losses	(21)	11	61
Amortization and expense of financing costs	884	998	780
Insurance recoveries associated with damaged equipment	(2,850)	—	(3,750)
Gain on sale of assets	(170)	(190)	(218)
Other non-cash credits	(100)	480	(101)
Changes in operating assets and liabilities:
Accounts receivable	12,626	(23,187)	(13,185)
Inventories	(11,313)	1,236	4,579
Prepaid expenses and other current assets	4,496	(764)	2,510
Trade accounts payable and accrued expenses	(11,179)	5,636	9
Other	128	(1,787)	(153)
Net cash provided by (used in) operating activities	8,985	(6,991)	5,934
Investing activities:
Purchases of property, plant, and equipment, net	(12,784)	(7,378)	(9,305)
Proceeds from sale of property, plant, and equipment	289	217	416
Insurance recoveries associated with damaged equipment	2,850	—	3,750
Other investing activities	(1,552)	(1,063)	(453)
Net cash used in investing activities	(11,197)	(8,224)	(5,592)
Financing activities:
Proceeds from long-term debt	52,756	12,130	1,533
Principal payments on long-term debt	(47,362)	(9,191)	(811)
Payments on financing lease obligations	(258)	(128)	—
Net cash provided by financing activities	5,136	2,811	722
Effect of exchange rate changes on cash	167	749	236
Increase (decrease) in cash and cash equivalents	3,091	(11,655)	1,300
Cash and cash equivalents at beginning of period	13,592	25,247	31,551
Cash and cash equivalents at end of period	$16,683	$13,592	$32,851

Supplemental cash flow information:
Interest paid	$4,513	$4,091	$3,096
Income taxes paid	1,358	745	741
(Decrease) increase in accrued capital expenditures	(2,411)	3,646	(2,164)

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: adjusted income (loss) per share from continuing operations; consolidated and segment Adjusted EBITDA; segment Adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”); adjusted income (loss) from continuing operations, adjusted free cash flow from continuing operations; net debt, and net leverage ratio. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

    Management believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

    Adjusted income (loss) from continuing operations is defined as the Company’s income (loss) before noncontrolling interests and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted income (loss) from continuing operations is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted income (loss) per share is defined as the Company’s diluted net income (loss) per share attributable to TETRA stockholders excluding certain special or other charges (or credits). Adjusted income (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted EBITDA is defined as net income (loss) before taxes and discontinued operations, excluding impairments, exploration and pre-development costs, certain special, non-recurring or other charges (or credits), interest, depreciation and amortization and certain non-cash items such as equity-based compensation expense. The most directly comparable GAAP financial measure is net income (loss) before taxes and discontinued operations. Exploration and pre-development costs represent expenditures incurred to evaluate potential future development of TETRA’s lithium and bromine properties in Arkansas. Such costs include exploratory drilling and associated engineering studies and are excluded from Adjusted EBITDA because they do not relate to the Company’s current business operations. Adjustments to long-term incentives represent cumulative adjustments to valuation of long-term cash incentive compensation awards that are related to prior years. These costs are excluded from Adjusted EBITDA because they do not relate to the current year and are considered to be outside of normal operations. Long-term incentives are earned over a three-year period and the costs are recorded over the three-year period they are earned. The amounts accrued or incurred are based on a cumulative of the three-year period. Equity-based compensation expense represents compensation that has been or will be paid in equity and is excluded from Adjusted EBITDA because it is a non-cash item. Adjusted EBITDA is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations and without regard to financing methods, capital structure or historical cost basis, and to assess the Company’s ability to incur and service debt and fund capital expenditures.

    Adjusted free cash flow from continuing operations is defined as cash from operations less discontinued operations Adjusted EBITDA and discontinued operations capital expenditures, less capital expenditures net of sales proceeds and cost of equipment sold, less payments on financing lease obligations and including cash distributions to TETRA from CSI Compressco and cash from other investments. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

    Adjusted free cash flow from continuing operations do not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

    Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Net leverage ratio is defined as debt excluding financing fees & discount on term loan and including letters of credit and guarantees, less cash divided by trailing twelve months adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of adjusted EBITDA described above, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding certain special or other charges (or credits). Management primarily uses this metric to assess TETRA’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.
Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations (Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(in thousands, except per share amounts)

Income (loss) before taxes and discontinued operations	$7,534	$(1,163)	$8,934
Provision (benefit) for income taxes	1,489	666	1,200
Noncontrolling interest attributed to continuing operations	7	—	1
Income (loss) from continuing operations	6,038	(1,829)	7,733
Insurance settlement	(2,850)	—	(3,750)
Exploration and pre-development costs	720	3,135	1,930
Adjustment to long-term incentives	353	131	784
Former CEO stock appreciation right expense (credit)	(307)	(57)	472
Transaction, legal and other expenses	82	576	—
Impairments and other charges	—	542	—
Adjusted income	$4,036	$2,498	$7,169

Diluted per share information
Net income (loss) attributable to TETRA stockholders	$0.05	$(0.01)	$0.06
Adjusted income	$0.03	$0.02	$0.06
Diluted weighted average shares outstanding	129,975	128,082	129,211

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended March 31, 2023
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$69,042	$77,167	$—	$—	$146,209
Net income (loss) before taxes and discontinued operations	18,442	6,378	(11,059)	(6,227)	7,534
Insurance recoveries	(2,850)	—	—	—	(2,850)
Exploration and pre-development costs	720	—	—	—	720
Adjustment to long-term incentives	—	—	353	—	353
Former CEO stock appreciation right expense	—	—	(307)	—	(307)
Transaction and other expenses	—	—	82	—	82
Interest (income) expense, net	(395)	27	—	5,460	5,092
Depreciation, amortization and accretion	2,052	6,509	—	109	8,670
Equity-based compensation expense	17	—	1,276	—	1,293
Adjusted EBITDA	$17,986	$12,914	$(9,655)	$(658)	$20,587

Adjusted EBITDA as a % of revenue	26.1%	16.7%			14.1%

	Three Months Ended December 31, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$66,219	$81,229	$—	$—	$147,448
Net income (loss) before taxes and discontinued operations	10,456	4,924	(11,221)	(5,322)	(1,163)
Impairments and other charges	342	200	—	—	542
Exploration and pre-development costs	3,135	—	—	—	3,135
Adjustment to long-term incentives	—	—	131	—	131
Former CEO stock appreciation right expense	—	—	(57)	—	(57)
Transaction, restructuring and other expenses	576	—	—	—	576
Interest (income) expense, net	(304)	140	—	5,064	4,900
Depreciation, amortization and accretion	1,787	6,808	—	163	8,758
Equity-based compensation expense	—	—	3,519	—	3,519
Adjusted EBITDA	$15,992	$12,072	$(7,628)	$(95)	$20,341

Adjusted EBITDA as a % of revenue	24.2%	14.9%			13.8%

	Three Months Ended March 31, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$73,194	$56,843	$—	$—	$130,037
Net income (loss) before taxes and discontinued operations	19,292	2,682	(10,346)	(2,694)	8,934
Insurance settlement	(3,750)	—	—	—	(3,750)
Exploration and pre-development costs	1,930	—	—	—	1,930
Adjustment to long-term incentives	—	—	784	—	784
Former CEO stock appreciation right expense	—	—	472	—	472
Interest (income) expense, net	(323)	—	—	3,647	3,324
Depreciation, amortization and accretion	1,948	5,543	—	188	7,679
Equity-based compensation expense	—	—	1,104	—	1,104
Adjusted EBITDA	$19,097	$8,225	$(7,986)	$1,141	$20,477

Adjusted EBITDA as a % of revenue	26.1%	14.5%			15.7%
Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	March 31, 2023	December 31, 2022
	(in thousands)
Unrestricted cash	$16,683	$13,592

Term Credit Agreement	$155,282	$154,570
Asset-Based Credit Agreement	5,229	1,885
Argentina Credit Agreement	1,700	—
Swedish Credit Facility	461	3
Net debt	$145,989	$142,866
Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow (Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(in thousands)
Cash from operating activities	$8,985	$(6,991)	5,934
Capital expenditures, net of proceeds from asset sales	(12,495)	(7,161)	(8,889)
Payments on financing lease obligations	(258)	(128)	—
Distributions from CSI Compressco LP (1)	52	52	52
Adjusted Free Cash Flow	$(3,716)	$(14,228)	$(2,903)
(1) Following the GP Sale on January 29, 2021, TETRA retained an investment CSI Compressco representing a 3.7% limited partner interest as of March 31, 2023.

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2023
	(in thousands)
Net income (loss) before taxes and discontinued operations	$7,534	$(1,163)	$2,115	$1,280	$9,766
Insurance recoveries	(2,850)	—	—	—	(2,850)
Exploration and pre-development costs	720	3,135	936	634	5,425
Adjustment to long-term incentives	353	131	1,899	1,464	3,847
Transaction, restructuring and other expenses	82	576	82	556	1,296
Impairments and other charges	—	542	—	2,262	2,804
Former CEO stock appreciation right expense (credit)	(307)	(57)	(168)	(14)	(546)
Adjusted interest expense, net	5,092	4,900	3,999	3,610	17,601
Adjusted depreciation and amortization	8,670	8,758	8,634	7,746	33,808
Equity compensation expense	1,293	3,519	1,098	1,159	7,069
Adjusted EBITDA (Schedule F)	$20,587	$20,341	$18,595	$18,697	$78,220
Acquisition trailing EBITDA	—	503	915	706	2,124
Non-cash (gain) loss on investments	504	(286)	548	710	1,476
Gain on sale of assets	(170)	(190)	(262)	(500)	(1,122)
Other debt covenant adjustments	—	249	17	214	480
Debt covenant adjusted EBITDA	$20,921	$20,617	$19,813	$19,827	$81,178

					March 31, 2023
					(in thousands, except ratio)
Term credit agreement					$163,072
ABL credit agreement					6,200
Argentina credit agreement					1,700
Swedish credit agreement					461
ABL letters of credit and guarantees					8,268
Total debt and commitments					179,701
Unrestricted cash					16,683
Debt covenant net debt and commitments					$163,018
Net leverage ratio					2.0

Schedule J: Non-GAAP Reconciliation of Adjusted EBITDA - Second Quarter Guidance

Second Quarter 2023
(in millions, except percents)
Revenues	$165 - $175
Net income before taxes and discontinued operations	11.5 - 13.5
Adjusted interest expense, net	5.5 - 6.0
Adjusted depreciation and amortization	8.5 - 8.8
Equity-based compensation expense	1.5 - 1.7
Adjusted EBITDA	$27.0 - $30.0

Adjusted EBITDA as a % of revenue	16.3% - 17.1%